UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 19, 2006
APPLICA INCORPORATED

(Exact name of Registrant as specified in its charter)
Commission File Number 1-10177

Florida	59-1028301

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3633 Flamingo Road, Miramar, Florida	33027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 883-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 19, 2006, Applica Incorporated announced that it has entered into a definitive agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which Harbinger Capital Partners will acquire all outstanding shares of Applica that it does not currently own for $6 per share in cash. Harbinger Capital Partners is Applica’s largest shareholder, with ownership of an aggregate of 9,830,800 shares or approximately 40% of the common stock of Applica.
     The signing of the definitive agreement follows the determination by Applica’s Board of Directors that the Harbinger Capital Partners offer is superior to the terms of Applica’s previous merger agreement with NACCO Industries, Inc. and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO. Applica has terminated such merger agreement in accordance with its terms.
     The terms of the definitive agreement include customary representations and warranties by each of the parties, as well as certain restrictions and limitations on future transactions of Applica prior to the closing of the merger, including acquisitions, dispositions, additional borrowings, issuance of equity and changes in employee benefit plans. The transaction is not subject to any financing condition. The merger is subject to approval by Applica’s shareholders and to other customary closing conditions, including receipt of regulatory approvals and the absence of legal impediments prohibiting the merger.
     The Merger Agreement contains certain termination rights for Applica. If the Merger Agreement is terminated as the result of a superior offer, Applica may be required to pay Harbinger Capital Partners a termination fee of $4.0 million, plus up to $2.0 million of reasonable documented, third party, out-of-pocket expenses.
     The foregoing description of the definitive agreement is qualified in its entirety by reference to the actual terms of the agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein in its entirety.
     In connection with the proposed transaction, Applica intends to file a proxy statement with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they will contain important information about Applica, the proposed transaction and related matters. The final proxy statement will be mailed to Applica shareholders.
     Investors and security holders will be able to obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement to be filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 19, 2006	Applica Incorporated
	By:	/s/ Terry Polistina
Terry Polistina, Chief Operating Officer and
Chief Financial Officer of Applica Incorporated

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated October 19, 2006 by and among APN Holding Company, Inc., a Delaware corporation, APN Mergersub, Inc., a Florida corporation and a wholly owned direct subsidiary of Parent, and Applica Incorporated, a Florida corporation

5